Exhibit 10.6

Quench USA, Inc

780 Fifth Ave Suite 110

King of Prussia, PA 19406

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of October 20, 2010 (the “Effective Date”) and is entered into by and between Quench USA, Inc., a Delaware corporation (the “Company”), and Anthony Ibarguen, an individual residing at 1430 Kyneton Road, Villanova, PA 19085 (the “Executive”).

BACKGROUND

A.                                    The Company at present is engaged in the business of selling, delivering, installing, maintaining, leasing, removing and repairing point-of-use drinking water systems, water coolers, water filters, irradiation, water cooler and water filtration connections, equipment and materials and related business, such business being subject to change.

B.                                    The Company desires to engage the Executive as its President and Chief Executive Officer, and the Executive desires to be so engaged by the Company, upon the terms and conditions set forth herein.

TERMS

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1.                                      Employment.

1.1                               Engagement; Duties and Powers.  The Company agrees to employ the Executive, and the Executive agrees to accept employment with the Company, as President and Chief Executive Officer and member of the Board of Directors for the Employment Period (as defined below), in accordance with the terms and conditions of this Agreement.  During the Employment Period, the Executive shall have such responsibilities, duties and authority as are customarily assigned to such position and shall render such services for the Company as the Company’s board of directors (the “Board”) may from time to time direct.  The Executive shall perform the duties and carry out the responsibilities assigned to the Executive, to the best of the Executive’s ability, in a trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company, shall comply with the Company’s policies and procedures in all material respects, and shall report to the Chairman of the Board.  The Executive acknowledges that the Executive’s duties and responsibilities hereunder will require the Executive’s full business time and effort and agrees that, during the Employment Period, the Executive will not have any business interests which may conflict with or impair the performance of any of the Executive’s duties hereunder; provided, however, that nothing in this Section 1.1 shall be deemed to prohibit the Executive from (i) making Permitted Investments (as defined below) or (ii) serving on corporate, industry, civic, or charitable boards or committees, and retaining any compensation received for such service, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, or violate Section 4, 5, 6, 7, 8 or 9 of this Agreement.  The Executive represents and warrants that the Executive is not a party to or bound by any agreements or other business commitments that would in any manner restrict the Executive’s work, effort or activity on behalf of, and while employed by, the Company.  The Executive represents and warrants that the execution and delivery of this Agreement and performance of the Executive’s duties hereunder will not conflict with or breach any agreements or orders to which the Executive is a party or by which the Executive is bound.  The Executive further warrants that the Executive has not brought and will not bring to the Company or use in the performance of the Executive’s responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless the Executive has obtained express written authorization from the former employer for their possession and use.  The Executive also agrees that the Executive is not to breach any obligation of confidentiality that the Executive has to former employers, and the Executive agrees to honor all such obligations to former employers during the Executive’s employment with the Company.

1.2                               Employment Period.  Executive’s employment relationship is at-will and can be terminated at any time with or without Cause.  The employment of the Executive under this Agreement shall begin on the Effective Date and shall continue until terminated as set forth in Section 1.3, 1.4, 1.5 or 1.6 of this Agreement (the “Employment Period”).

1.3                               Termination Upon Death.  If the Executive dies during the Employment Period, this Agreement and the Executive’s employment shall automatically terminate on the date of the Executive’s death, subject to Section 2.3(c).

1.4                               Termination by the Company.  The Company may terminate the Executive’s employment hereunder upon written notice to the Executive at any time (i) due to the Permanent Disability (as defined below) of the Executive or (ii) for Cause (as defined below).  The Company may also terminate the Executive without Cause, for any or no reason, upon thirty (30) days’ written notice, and such termination shall not be effective until the expiration of such notice period, unless such notice is waived in writing by the Executive (in which case such resignation shall be effective as of the date of such waiver).

(a)                                 For purposes of this Agreement, “Cause” means the occurrence of any of the following events, as determined solely by the judgment of the Board:

(i)                                     Executive’s conviction of a felony involving a crime of fraud, dishonesty, disloyalty, moral turpitude or professional misconduct with respect to the Company or its business or the entry of a plea of nolo contendere for such a felony;

(ii)                                  the material breach, non-performance or non-observance by the Executive of any of the terms of this Agreement or any other agreement to which the Executive and the Company are parties, or the material breach, non-performance or non-observance by the Executive of his duties to the Company or any rules of the Company governing employee behavior, including any ethics policies, if such breach, non-performance or non-observance is not cured within a period of thirty (30) days after written notice thereof by the Company to the Executive;

(iii)                               the existence of any legal or contractual limitation on the Executive’s ability to engage in the business of the Company that reasonably could be expected to have a materially adverse effect on the Executive’s ability to attract or retain customers or perform the services hereunder if such limitation is not cured within a period of thirty (30) days after written notice thereof by the Company to the Executive;

(iv)                              any act or omission by the Executive which constitutes willful or gross misconduct injurious to the Company or its business, either financially or otherwise, or which interferes with or adversely affects the Executive’s performance of, or ability to perform, his duties under this Agreement; or

(v)                                 the Executive’s willful failure or refusal to follow or carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) concerning material duties or actions consistent with the Executive’s position in a timely manner and otherwise in a manner reasonably acceptable to the Board and such failure or refusal continues for a period of thirty (30) days after receipt of written notice from the Board describing such failure or refusal in reasonable detail.

(b)                                 The Executive shall be deemed to have a “Permanent Disability” (i) if a qualified physician selected by the Board in its reasonable discretion and located in the Philadelphia, Pennsylvania metropolitan area determines that the Executive has been, or can reasonably be expected to be, unable to perform, by reason of physical or mental incapacity, the Executive’s duties or obligations under this Agreement even with reasonable accommodation, for sixty (60) consecutive days or for ninety (90) days in the aggregate, in any three hundred sixty-five (365) day period or (ii) if the Executive has applied for and would qualify for long-term disability benefits under the Company’s disability insurance policy then in force and applicable to the Executive.

1.5                               Termination by the Executive.

(a)                                 The Executive may terminate employment hereunder at any time for any or no reason.  The Executive shall give at least thirty (30) days prior written notice to the Company.  Upon receiving such notice, the Company may establish an earlier date for the termination, provided the Company continues Executive’s compensation and benefits through the end of the 30-day notice period.

(b)                                 Executive may also terminate employment hereunder for “Good Reason”, including the following:

(i)                                     Material breach of any provision of this Agreement by Company, which breach shall not have been cured by Company within 30 days of receipt of a written notice specifying in reasonable detail the nature of said material breach;

(ii)                                  Failure by the Company to maintain Executive in a title and position commensurate with, and with duties and authority contemplated by, Section 1.1 of this Agreement, without Executive’s express written consent;

(iii)                               The relocation of Company’s offices at which Executive is principally employed to a location more than 25 miles away from King of Prussia, Pennsylvania, without Executive’s express written consent.

If Executive intends to resign for one of the Good Reasons listed above, the Executive shall give notice of such intent to the Company within ninety (90) days after knowledge of the occurrence of the circumstances giving rise to the Good Reason, detailing such Good Reason with specificity.  If the Company does not remedy the situation so as to eliminate the Good Reason within thirty (30) days of receiving such notice, then any resignation by the Executive from the Company within the two (2) month period beginning with the delivery of the notice shall be deemed a termination for “Good Reason”, provided that such termination for “Good Reason” must take place no more than ninety (90) days from the date the Executive gives the Company notice that a Good Reason condition exists.  Notwithstanding anything contained in this Agreement to the contrary, to the extent this Agreement shall be deemed subject to Section 409A, the definition of “Good Reason” shall have the meaning of applicable Treasury Department or Internal Revenue Service guidance under Section 409A.

1.6                               Mutual Termination.  The parties by mutual consent may decide to terminate the Executive’s employment, and if they so decide, they shall do so by separate agreement setting forth the terms and conditions of such termination.

2.                                      Compensation and Benefits.

2.1                               Base Salary.  For services rendered by the Executive hereunder during the Employment Period, the Company shall pay the Executive based upon an annualized rate of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Base Salary”) per annum, payable in accordance with the Company’s customary payroll practices as in effect from time to time.  The Board shall perform an annual review of the Executive’s Base Salary based upon, among other things, the Executive’s performance of the Executive’s duties and the Company’s other compensation policies, however, the Base Salary shall not be decreased without the written consent of the Employee.

2.2                               Bonus.  In February 2011, subject to the terms of the following sentence, the Executive shall be eligible to receive an annual bonus (the “2010 Bonus”) equal to the remainder of (i) 0.5% of the Company’s 2010 revenue (as determined by generally accepted accounting principles in the U.S.) (excluding any cooler equipment sales revenue) minus (ii) $25,000.  The 2010 Bonus shall be pro-rated for the portion of 2010 from the Effective Date to December 31, 2010.  For all subsequent years during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in February of each year equal to the remainder of (i) 0.5% of the Company’s prior-year revenue (as determined by generally accepted accounting principles in the U.S.) (excluding any cooler equipment sales revenue) minus (ii) $25,000.  The Annual Bonus shall be payable as determined by the Board and shall be paid only if the Executive is actively employed by the Company and the Executive has not given notice of resignation as of the date such Annual Bonus is determined to be paid by the Board.  The Board shall perform an annual review of the Executive’s Annual Bonus based upon, among other things, the Executive’s performance of the Executive’s duties and the Company’s other compensation policies.  The Executive will not earn or receive any prorated Annual Bonus except (i) in February 2011, as described in this Section 2.2 and (ii) as provided in Section 2.3(c).

2.3                               Compensation After Termination.

(a)                                 If the Executive is terminated by the Company for Cause or if the Executive resigns without Good Reason, then, except as required by law, the Company shall have no further obligations hereunder or otherwise with respect to the Executive’s employment from and after the date of said termination (except only for payment of the Base Salary and unused vacation time accrued through the date of such termination and expenses pursuant to Section 2.4(c) of this Agreement), and the Company shall continue to have all other rights available hereunder (including all rights under the Restrictive Covenants (as defined below) at law or in equity).

(b)                                 Subject to the Executive’s execution and delivery to the Company of an effective release substantially in the form attached hereto as revised by the Company from time to time in accordance with Section 13.3 of this Agreement (a “Release”), if the Executive is terminated by the Company without Cause or by Executive with Good Reason, then: (i) the Executive shall receive as severance pay continuation of Base Salary as of the date of termination for one (1) year (the “Severance Amount”); and (ii) if the Executive timely elects and remains eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay the Executive’s COBRA premiums for one (1) year after the date of termination.  Payments shall commence hereunder on the 30th day after separation from service (under the schedule set forth above) provided that a fully effective release has been signed and returned to the Company prior to that date; provided, however, that if separation from service is due to an “Exit Incentive Program” as defined in the ADEA (as defined in the Release), payments shall commence on the 55th day after separation from service (under the schedule set forth herein) and only if a fully effective release has been signed and returned to the Company prior to that date.  The Severance Amount shall be payable in accordance with the Company’s customary payroll practices as in effect from time to time on the Company’s ordinary payroll schedule, and otherwise in accordance with the Company’s policies that would otherwise apply to the payment of the Base Salary, including applicable deductions and withholdings; provided all such rights to any Severance Amount or COBRA premiums shall cease and any amounts paid shall be forfeited and recoverable by the Company in the event the Company determines in good faith that the Executive has violated any Restrictive Covenants (as defined below) or any other provisions of this Agreement.  The Company shall, except as required by law, have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the termination date (except only for payment of the Base Salary and unused vacation time accrued through the date of such termination and expenses pursuant to Section 2.4(c) of this Agreement), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).  The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as expressly provided herein, any compensation received under any employment subsequent to termination of the Executive’s employment with the Company shall not reduce the payments due the Executive under this Section 2.3(b); provided, however, notwithstanding the foregoing, in the event there is a Change in Control (as defined below) and the Executive remains an employee of the Company, or becomes an employee of the purchaser of the Company or its business, the successor or a new entity succeeding to the assets or membership interests of the Company, then the Company shall have no obligation to pay, and the Executive shall not be entitled to, the Severance Amount, COBRA premiums or other benefits provided under this Section 2.3(b) in connection with the Change in Control or thereafter.  For purposes of this Section, a “Change of Control” shall mean (i) any consolidation or merger of the Company with or into any corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the members of the Company, or the members’ affiliates, immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization in substantially the same proportion as their voting power of the Company immediately prior to such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.  For the avoidance of doubt, Executive and Company agree that in the event of a Change of Control, the surviving entity will assume and/or honor this agreement and all the terms agreed herein.

(c)                                  If the Executive’s employment terminates due to the Executive’s Permanent Disability or death, then the Executive or his personal representative shall be entitled to receive an amount equal to the Base Salary and any Annual Bonus that is earned, pro-rated as of the last day of the month during which termination occurs, as well as any accrued but unused Paid Time Off (as defined below).  The Company shall, except as required by law, have no other obligations hereunder or otherwise with respect to the Executive’s employment from and after the date of said termination (except only for expenses pursuant to Section 2.4(c) of this Agreement), and the Company shall continue to have all other rights available hereunder (including all rights under the Restrictive Covenants at law or in equity).

2.4                               Fringe Benefits; Incentive Compensation; Retirement; Welfare Benefits; Expenses.

(a)                                 During the Employment Period, as of the Effective Date, the Executive shall be eligible to participate in any fringe benefit, retirement, and health and welfare benefit plans, policies, or arrangements maintained by the Company for its key management employees generally from time to time in accordance with such plans, policies, or arrangements as from time to time are in effect and applicable to key management employees of the Company and are approved by the Board.  Notwithstanding the foregoing, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy in accordance with applicable law.

(b)                                 During the Employment Period, the Executive shall accrue annual “Paid Time Off’ at the rate of twenty-five (25) days per calendar year, all in accordance with Company policy, pro-rated for any partial year.  Unused Paid Time Off may not be carried over into the following calendar year and will not be paid out at the end of the calendar year or at any other time, except accrued but unused days will be paid out upon termination of the Executive’s employment.

(c)                                  During the Employment Period, the Company shall reimburse the Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, in accordance with Board approved policy.  Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.

2.5                               Employee Equity Award.  The Executive shall be eligible to participate in any employee equity plan established by the Company, subject to the terms and conditions of any such plan and in such amounts as shall be determined by the Board.  As a condition to the Executive’s participation in any such plan, the Executive must become a party to all agreements required by any such plan and by the Board.  In addition, pursuant to the restricted stock award agreement in substantially the form attached hereto as Exhibit C.  the Company shall issue to the Executive shares of Common Stock of the Company equivalent to 3.25% of the total outstanding shares of the Company (calculated on an as-converted basis).

2.6                               Taxes.  All compensation payable to the Executive from the Company or its subsidiaries shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

2.7                               Reimbursement and In-Kind Benefits.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to Section 2 does not constitute a “deferral of compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended from time to time (“Code”), and its implementing regulations and guidance (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

2.8                               Stock Purchase.  The Executive shall purchase, pursuant to a separate purchase agreement, as soon as practicable following the execution of this Agreement, eighty (80) shares of Series C-2 Preferred Stock of the Company.

3.                                      General Provisions.

3.1                               Executive’s Acknowledgment.  The Executive agrees and acknowledges that in order to assure the Company that it will retain the value of the Company and that of the business as a going concern, it is necessary that the Executive undertake not to utilize the Executive’s special knowledge of the Company and its business and the Executive’s relationships with customers, vendors and employees to compete with the Company.  The Executive agrees that if the Executive is offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity in a business while any of the Restrictive Covenants are in effect, the Executive will inform the Executive’s potential employer, partner, co-owner and/or others involved in managing the business which the Executive had an opportunity to join of the existence and terms and conditions of the Restrictive Covenants and will provide such person or persons with the text of the Restrictive Covenants, but not any other portion or text of this Agreement.  The Executive authorizes the Company to provide copies of the Restrictive Covenants to any of the persons or entities described in the preceding sentence above and to make such persons aware of the Executive’s obligations under the Restrictive Covenants.  The Executive further acknowledges that:

(a)                                 the Executive is engaged in, is knowledgeable about, and provides services in connection with all aspects of the Company and its business;

(b)                                 the Executive will occupy a position of trust and confidence with the Company, and during the Employment Period will have access to the customers, vendors, employees, and Confidential Information (as defined below) of the Company and its business;

(c)                                  the agreements and covenants contained in Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement (the “Restrictive Covenants”) are essential to protect the Company and its goodwill and its confidential information and trade secrets and compliance with such agreements and covenants will not impair the Executive’s ability to procure subsequent and comparable employment;

(d)                                 the Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if the Executive were to violate the provisions of Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement; and

(e)                                  the provisions contained in Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement are integral to the Company’s willingness to employ the Executive and that the Company would not enter into this Agreement without the protections afforded by Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement.

3.2                               Blue-Pencil.  If any court of competent jurisdiction shall at any time determine that the term of any Restrictive Covenant is too lengthy, the Territory (as defined below) is too extensive or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that the applicable provisions shall be amended to the minimum extent necessary such that the provisions are enforceable or permissible to the maximum extent allowed under such applicable law.

4.                                      Non-Compete.  During the period commencing on the Effective Date and ending two (2) years after the effective date of termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall not, directly or indirectly, as employee, agent, consultant, equityholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in the United States (collectively, the “Territory”) in any business that competes with any product or service of the Company with which the Executive worked directly or indirectly during his employment with the Company or about which the Executive acquired Confidential Information, unless the Board expressly and in its sole discretion waives in writing the Executive’s compliance with this Section 4; provided, however, that nothing contained herein shall be construed to prevent the Executive from investing in the stock or other equity interests of any competing corporation listed on a national securities exchange or traded in the over-the-counter market so long as the Executive is not involved in the business of said corporation and the Executive does not own more than two percent (2%) of the stock or other equity interests of such corporation (a “Permitted Investment”).  With respect to the Territory, the Executive specifically acknowledges that the Company’s business has heretofore been conducted or is presently proposed to be conducted throughout the United States.

5.                                      Confidential Information.  During the Employment Period and thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for his benefit or the benefit of any third party, any Confidential Information.  “Confidential Information” shall mean any trade secret or confidential information of the Company or relating to the business or affairs of the Company, including, without limitation, technical information, including research and/or development design, results, techniques and processes; trade practices; apparatus and equipment design; formulae; manufacturing and/or production processes; computer software; source code; technical management information, including project proposals, research plans, programs, status reports, performance objectives and criteria, and analyses of areas for business development; business information, including project, financial, accounting and personnel information, business studies, strategies, plans, procedures, forecasts, and sales and marketing plans, programs, efforts, information and data, and servicing methods; the identities of potential acquisition targets; the identities of actual and prospective customers, contractors and suppliers; the terms of contracts, agreements and arrangements with customers, contractors and suppliers; the Company’s relationship with actual and prospective customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers, contractors and suppliers; customer and vendor credit information; information relating to domain name accreditation or registration companies or agencies; and any other confidential or proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Executive.  All Confidential Information shall be the sole property of the Company.  In addition, the Company has received and will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentially of such information, and the Executive, during the Executive’s employment and thereafter, will not use or disclose such information except in connection with his work for the Company.

6.                                      Interference with Relationships.  The Executive hereby agrees that during the period commencing on the Effective Date and ending two (2) years following the termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity: (i) without the prior written consent of the Board, recruit, hire or solicit for employment or engagement, any person who is (or was within twelve (12) months prior to the date such solicitation, recruiting or hiring commences or occurs, as the case may be) employed or engaged by the Company, or otherwise seek to influence, alter or terminate any such person’s relationship with the Company, or (ii) without the prior written consent of the Board, solicit, contact, or attempt to solicit or contact, any Customer or Prospective Customer to terminate, diminish, or alter in a manner harmful to the Company its relationship with the Company; or (iii) solicit, perform for or provide to any Customer or Prospective Customer any products or services competitive with any products or services of the Company with which the Executive worked directly or indirectly during his employment with the Company or about which he acquired Confidential Information.  For purposes of this Section 6, “Customer” shall mean any client or customer doing business with the Company in the two (2) years prior to the date on which any of the actions specified in this Section 6 occurs, if the Executive is still employed by the Company, or, if the Executive is no longer employed by the Company, as of the date of the termination of the Executive’s employment or within the two (2) year period prior to such termination, with whom or which the Executive had any contact or involvement during the Executive’s employment with the Company and “Prospective Customer” shall mean any prospective client or customer of the Company whom or which is a prospective client in the two (2) years prior to the date on which any of the actions specified in this Section 6 occurs, if the Executive is still employed by the Company, or, if the Executive is no longer employed by the Company, as of the date of the termination of the Executive’s employment and with whom or which the Executive had any contact or involvement during the Executive’s employment with the Company.

7.                                      Business Disparagement.  During the Employment Period and thereafter, the Executive shall not, directly or indirectly, make disparaging remarks about the Company or any of its respective directors, officers or employees.

8.                                      Intellectual Property, Inventions and Patents.  The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, works of authorship (whether or not including any Confidential Information) and all registrations, accreditations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company which relate to the Company’s actual or anticipated business, research and development or existing or future products or services or which the Executive conceived, developed or made while on Company time or with Company equipment, supplies, facilities, trade secrets or Confidential Information (together “Work Product”) belong to the Company and the Executive hereby assigns all his right, title and interests in and to Work Product to the Company.  The Executive shall promptly disclose such

Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the term of the Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  In the event the Company is unable for any reason, after reasonable effort, to secure the Executive’s signature on any document in connection therewith, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, which appointment is coupled with an interest, to take such actions as to establish and confirm the Company’s ownership.  Any works of authorship falling within the definition of Work Product shall be deemed a “work made for hire” under the applicable copyright laws to the maximum extent permitted under applicable copyright law, and ownership of all rights therein shall vest in the Company.  To the extent that any Work Product cannot be deemed to be a “work made for hire” under applicable copyright law, the Executive hereby assigns and agrees to assign to the Company all right, title and interest, including without limitation, the intellectual property rights that the Executive may have in and to such Work Product.  The Executive has identified and listed on Exhibit A attached hereto all items of intellectual property that are or were owned by the Executive or were written, discovered, made, conceived or first reduced to practice by the Executive alone or jointly with another person prior to the Executive’s employment under this Agreement and that relates to the Company and/or its business or actual or demonstrably anticipated research and development by the Company.  If no such intellectual property is listed, the Executive represents and warrants to the Company that the Executive does not now nor has the Executive ever owned, nor has the Executive developed, any such intellectual property.

9.                                      Return of Company Property.  The Executive hereby agrees that, at the termination of his employment with the Company or at any other time the Company may request, the Executive will immediately deliver to the Company (and will not keep in his possession, recreate or deliver to any other person or entity) any and all devices, records, data, memoranda, notes, plans, records, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property (and copies thereof) relating to the Company or its business and any other forms of Confidential Information which the Executive may then possess or have under his control, as well as any and all property of the Company in his possession or control.

10.                               Legal Processes.  In the event that the Executive is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, the Executive will notify the Company immediately so that the Company may seek a protective order or other appropriate remedy at its sole cost.  In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of Section 5 of this Agreement, the Executive will furnish only that portion of the Confidential Information which the Executive is advised in writing or orally by counsel to the Company is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

11.                               Effect of Termination.  If, for any reason, the Executive’s employment with the Company or this Agreement shall terminate, then, notwithstanding such termination, those provisions which must remain in effect in order for the parties’ intent to be effectuated shall remain in full force and effect, including the Restrictive Covenants and Sections 10-13, which shall survive termination of the Executive’s employment and the termination of this Agreement.

12.                               Non-Exclusive Remedy for Restrictive Covenants.  The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and necessary for the protection of the Company and the Company’s business, that irreparable injury will result to the Company if the Executive breaches any of the terms of the Restrictive Covenants, and that in the event of the Executive’s actual or threatened breach or non-performance of any of the Restrictive Covenants, the Company will have no adequate remedy at law.  The Executive accordingly agrees that in the event of any actual or threatened breach or non-performance by the Executive of any of the Restrictive Covenants, the Company shall be entitled to injunctive and other equitable relief from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.  The Executive agrees that, if the Company is successful in whole or in part in any legal or equitable action related to the Restrictive Covenants, the Company shall be entitled to payment of all costs including reasonable attorneys’ fees, from the Executive.  In the event the Company enforces the Restrictive Covenants through court order, the restrictions of Sections 4 and 6 shall remain in effect for two (2) years from the effective date of the order enforcing those Sections.

13.                               Miscellaneous.

13.1                        Income Tax Treatment.  The Executive and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Sections 2.1, 2.2 and 2.3(b) of this Agreement as ordinary and necessary business expenses for income tax purposes.  The Executive agrees and represents that the Executive will treat all amounts paid under such Sections as ordinary income for income tax purposes, and should the Executive report such amounts as other than ordinary income for income tax purposes the Executive will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.  Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under the Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments.  The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accountant selected by the Executive and reasonably acceptable to the Company.  In the event of any underpayment or overpayment under this Agreement, the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be.  For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

13.2                        Section 409A.

(a)                                 ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IF AT THE TIME OF THE EXECUTIVE’S SEPARATION FROM SERVICE WITHIN THE MEANING OF SECTION 409A OF THE CODE, THE COMPANY DETERMINES THAT THE EXECUTIVE IS A “SPECIFIED EMPLOYEE” WITHIN THE MEANING OF SECTION 409A(A)(2)(B)(I) OF THE CODE, THEN TO THE EXTENT ANY PAYMENT OR BENEFIT THAT THE EXECUTIVE BECOMES ENTITLED TO UNDER THIS AGREEMENT WOULD BE CONSIDERED DEFERRED COMPENSATION SUBJECT TO THE 20 PERCENT ADDITIONAL TAX IMPOSED PURSUANT TO SECTION 409A(A) OF THE CODE AS A RESULT OF THE APPLICATION OF SECTION 409A(A)(2)(B)(I) OF THE CODE, SUCH PAYMENT SHALL NOT BE PAYABLE AND SUCH BENEFIT SHALL NOT BE PROVIDED UNTIL THE DATE THAT IS THE EARLIER OF (A) SIX MONTHS AND ONE DAY AFTER THE EXECUTIVE’S SEPARATION FROM SERVICE, OR (B) THE EXECUTIVE’S DEATH.  IF ANY SUCH DELAYED CASH PAYMENT IS OTHERWISE PAYABLE ON AN INSTALLMENT BASIS, THE FIRST PAYMENT SHALL INCLUDE A CATCH-UP PAYMENT COVERING AMOUNTS THAT WOULD OTHERWISE HAVE BEEN PAID DURING THE SIX-MONTH PERIOD BUT FOR THE APPLICATION OF THIS PROVISION, AND THE BALANCE OF THE INSTALLMENTS SHALL BE PAYABLE IN ACCORDANCE WITH THEIR ORIGINAL SCHEDULE.

(b)                                 THE PARTIES INTEND THAT THIS AGREEMENT WILL BE ADMINISTERED IN ACCORDANCE WITH SECTION 409A OF THE CODE.  TO THE EXTENT THAT ANY PROVISION OF THIS AGREEMENT IS AMBIGUOUS AS TO ITS COMPLIANCE WITH SECTION 409A OF THE CODE, THE PROVISION SHALL BE READ IN SUCH A MANNER SO THAT ALL PAYMENTS HEREUNDER COMPLY WITH SECTION 409A OF THE CODE.  THE PARTIES AGREE THAT THIS AGREEMENT MAY BE AMENDED, AS REASONABLY REQUESTED BY EITHER PARTY, AND AS MAY BE NECESSARY TO FULLY COMPLY WITH SECTION 409A OF THE CODE AND ALL RELATED RULES AND REGULATIONS IN ORDER TO PRESERVE THE PAYMENTS AND BENEFITS PROVIDED HEREUNDER WITHOUT ADDITIONAL COST TO EITHER PARTY.

(c)                                  ANY REFERENCE TO TERMINATION OF EMPLOYMENT UNDER THIS AGREEMENT SHALL BE DEEMED TO MEAN “SEPARATION FROM SERVICE” WITH RESPECT TO ANY PAYMENT THAT CONSTITUTES “NONQUALIFIED DEFERRED COMPENSATION” AS DEFINED UNDER SECTION 409A OF THE CODE.  THE DETERMINATION OF WHETHER AND WHEN A SEPARATION FROM SERVICE HAS OCCURRED SHALL BE MADE IN ACCORDANCE WITH THE PRESUMPTIONS SET FORTH IN TREASURY REGULATION SECTION 1.409A-1(H).

(d)                                 THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AND SHALL HAVE NO LIABILITY TO THE EXECUTIVE OR ANY OTHER PERSON IF ANY PROVISIONS OF THIS AGREEMENT ARE DETERMINED TO

CONSTITUTE DEFERRED COMPENSATION SUBJECT TO SECTION 409A OF THE CODE BUT DO NOT SATISFY AN EXEMPTION FROM, OR THE CONDITIONS OF, SUCH SECTION.

13.3                        General Release.  The Executive acknowledges and agrees that the Executive’s right to receive the Severance Amount and other benefits pursuant to Section 2.3(b) of this Agreement is contingent upon the Executive’s compliance with the Restrictive Covenants and all other obligations of this Agreement and the Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit B (the “Release”).  If the Executive fails to comply with the Restrictive Covenants or other obligations of this Agreement or if the Executive fails to execute the Release or revokes the Release during the seven (7) day period following the Executive’s execution of the Release, then the Executive shall not be entitled to the Severance Amount or COBRA premiums or any other benefits to which the Executive would otherwise be entitled under Section 2.3(b) of this Agreement.

13.4                        Assignment.  The Executive may not assign any of the Executive’s rights or obligations hereunder without the written consent of the Company.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  In the event of the Executive’s death prior to completion by the Company of all payments due under this Agreement, the Company shall make all such payments to the Executive’s beneficiary or to the Executive’s estate as appropriate.

13.5                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

13.6                        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

13.7                        Descriptive Headings; Interpretation.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” shall not be exclusive.

13.8                        Notices.  All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be hand delivered, or sent either by (a) certified mail, postage prepaid, return receipt requested; (b) a nationally reputable overnight express courier service that provides written confirmation of delivery; or (c) facsimile transmission with written confirmation by the sending machine or with telephone confirmation of receipt (provided that a confirming copy is sent by a nationally reputable overnight express courier service that provides written confirmation of delivery), addressed as follows:

To the Company:

Quench USA, Inc.

780 Fifth Avenue Suite 110

King of Prussia, PA 19406

Attn:  Chairman of the Board

with copies to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Facsimile:  617.523.1231

Attention:  Mark H. Burnett, Esq.

To the Executive at the Executive’s address as listed on Company payroll

Any communication given in conformity with this Section 13.8 shall be effective upon the earlier of actual receipt or deemed delivery.  Delivery shall be deemed to have occurred as follows: if hand delivered on the day so delivered; if mailed, three business days after the same is deposited in the United States Mail; if telecopied, upon written confirmation by the sending machine of effective transmission, if telecopied before 5:00 p.m. East Coast time on a business day, and otherwise on the next business day after the date of such written confirmation; and if sent by overnight express courier service, the next business day.  Any party may at any time change its address for receiving communications pursuant to this Section by giving notice of a new address in the manner provided herein.

13.9                        Preamble; Preliminary Recitals.  The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

13.10                 Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement and the Exhibits attached hereto set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof.

13.11                 Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

13.12                 Jurisdiction.  Without limiting the provisions of Section 13.3 of this Agreement, each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania located in Philadelphia, Pennsylvania or any state court located within the Commonwealth of Pennsylvania, in respect of any claim relating to this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.

13.13                 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

13.14                 Amendment and Waivers.  Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and the Executive.  No waiver by the Company of any breach of the Restrictive Covenants shall be a waiver of any preceding or succeeding breach.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

QUENCH USA, INC.

By:	/s/ DRB
Douglas Brown
Chairman of the Board

EXECUTIVE

/s/ Anthony Ibarguen
Anthony Ibarguen

Exhibit A

PRIOR INVENTIONS

A-1

Exhibit B

FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of             ,      (“General Release”), by and between Anthony Ibarguen (the “Executive”) and Quench USA, Inc. (the “Company”).

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement dated as of             ,      (the “Executive Employment Agreement”);

WHEREAS, the Company wishes to terminate the Executive’s employment with the Company without Cause;

WHEREAS, the execution of this General Release is a condition precedent to the payment of severance as set forth in Section 2.3(b) of the Executive Employment Agreement;

WHEREAS, in consideration for the Executive’s signing of this General Release, the Company will provide the Executive with severance benefits pursuant to Paragraph 2.3(b) of the Executive Employment Agreement; and

WHEREAS, the Executive and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to the Executive by the Company, including those under the Executive Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Company and the Executive agree as follows:

1.                                      The Executive, for himself, the Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through the Executive, if any (collectively, “Releasors”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore have been or which hereafter may be suffered or sustained, directly or indirectly, by Releasors in consequence of, arising out of, or in any way relating to: (a) the Executive’s employment with the Company and any of its subsidiaries; (b) the termination of the Executive’s employment with the Company and any of its subsidiaries; (c) the Executive Employment Agreement; or (d) any events, acts, agreements or conduct occurring on or prior to the date of this General Release.  The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Executive Employment Agreement and any claims under any restricted stock or stock option or similar agreements between the Executive, on the one hand, and the Company or any of its subsidiaries, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasors may claim existed with Releasees.  This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Executive’s employment with the Company or any of its subsidiaries or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.  This release and waiver does not apply to: (i) any right to indemnification now existing under the charter or bylaws; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive Severance Benefits under Section 2.3(b) of the Executive Employment Agreement and the right to reimbursement of expenses under Section 2.4(c) of the Executive Employment Agreement; and (iv) right to employee-paid continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, if available.

2.                                      Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  The Executive does, however, waive the Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf.  The Executive represents and warrants that the Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.  The Executive also represents and warrants that he has been paid for all time worked and has received all the leave of absence and leave benefits and protections for which the Executive was eligible.

3.                                      The Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language.  If the Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, the Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit to the extent permitted by law.

4.                                      The Executive acknowledges and recites that:

(a)                                 the Executive has executed this General Release knowingly and voluntarily and is knowingly and voluntarily waiving any rights he has under the ADEA;

(b)                                 the Executive has read and understands this General Release in its entirety;

(c)                                  the Executive has been advised and directed in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice the Executive wishes with respect to the terms of this General Release before executing it;

(d)                                 the Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and the Executive has had an opportunity to negotiate about the terms of this General Release;

(e)                                  the Executive’s waiver does not apply to any rights or claims that arise after the date the Executive signs this General Release;

(f)                                   the Executive has been offered twenty one (21) calendar days after receipt of this General Release to consider its terms before executing it;(1) and

(g)                                  the payment of severance pursuant to Section 2.3(b) of the Executive Employment Agreement is consideration for the Executive’s covenants and agreements set forth in this Release and is in addition to anything of value to which the Executive is otherwise entitled.

5.                                      This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Pennsylvania, except for the application of pre-emptive Federal law.

6.                                      The Executive shall have seven (7) days from the date he executes this General Release to revoke his waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 13.3 of the Executive Employment Agreement.  In the event of such revocation, the terms of Section 13.3 of the Executive Employment Agreement shall govern.

7.                                      Defined terms not defined in this General Release have the meanings given in the Executive Employment Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Anthony Ibarguen

(1)  In the event the Company determines that the Executive’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide the Executive with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.